EXHIBIT 32.2

Written Statement of the Chief Financial Officer
Pursuant to 18 U.S.C. Section 1350

Solely for the purposes of complying with 18 U.S.C. Section 1350, I, the undersigned Chief Operating Officer, Chief Financial Officer and Treasurer of Superior Uniform Group, Inc. (the “Company”), hereby certify, based on my knowledge, that the Annual Report on Form 10-K of the Company for the year ended December 31, 2015 (the “Report”) fully complies with the requirements of Section 13(a) of the Securities Exchange Act of 1934 and that information contained in the Report fairly presents, in all material respects, the financial condition and results of operations of the Company.

/s/ Andrew D. Demott, Jr.

Andrew D. Demott, Jr.

Chief Operating Officer, Chief Financial Officer and Treasurer

(Principal Financial Officer and Principal Accounting Officer)

February 25, 2016